Exhibit 10.29

Leadership Corporate Incentive Plan
Tiers 1 through 4
Purpose of the Plan
The purpose of the Leadership Corporate Incentive Plan (the “Leadership Plan”) is to reward the contributions of eligible employees of Advanced Energy Industries, Inc. and its subsidiaries (the “Company”) for the successful accomplishment of specific Company objectives.
Annual performance objectives will be established each year by management, in consultation with the Board of Directors, based on the Company’s long-term objectives. The key metrics will translate the business strategy into defined targets against which actual results are measured.
Eligibility
All regular, full-time and part-time employees of the Company in Tiers 1 through 4 who are not covered by any other bonus plan are eligible to participate in the Leadership Plan. To be eligible for payment, eligible employees must sign and return a copy of the Plan thereby accepting the terms of the Plan.
Notwithstanding anything in this Plan to the contrary, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.
To earn and be eligible for a bonus payment, if any, an employee must be employed in the eligible role as of October 1 during the applicable fiscal year, must have a satisfactory year-end performance rating (“valued” or better), and must be employed and continue to be employed and provide the services required of their position through the applicable bonus payment date. Continuous employment shall include qualifying leaves of absence. An employee whose employment is terminated, either voluntarily or involuntarily for cause (e.g., a violation of company policy), prior to an applicable bonus payment date will not earn or be eligible to receive any payment. Employees who become eligible to participate in the Plan after the beginning of the fiscal year (promoted, hired, rehired or converted from a non-employee status) may be eligible for a bonus payment on a prorated basis. If an eligible employee’s tier changes during the fiscal year, the target percentage used in the calculation will reflect the tier the employee was in during the majority of the fiscal year.
An employee who is actively employed during the entire fiscal year and is separated prior to the payout date based on company-initiated action for reasons other than cause is eligible for a bonus. Calculation of the bonus (see Individual Award Calculation), if any, is based on a performance rating of “Valued (3);” an Individual Modifier of 1.00; and a Corporate Modifier based on actual Company performance during the applicable fiscal year.
The Plan document is the property of Advanced Energy Industries, Inc. and must be kept confidential at all times. Distribution and/or reproduction of the Plan outside the intended and approved use is strictly prohibited.

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Company Bonus Pool
The Bonus Pool, if any, is used for payments under both the Employee Corporate Incentive Plan (the “Employee Plan”) and the Leadership Plan. The size of the Company Bonus Pool will vary based on the actual financial performance of the Company. The Company will fund a bonus pool equal to the percentage of the Company’s annual operating income determined by the Board of Directors or Compensation Committee of the Board of Directors (the “Committee”) each year. Individual bonuses under the Leadership Plan will be awarded only if annual revenues exceed the revenue threshold set each year and operating income margin exceeds the margin threshold set each year.
Individual Award Calculation
Individual performance objectives are established during the annual Performance Management process and are linked to the Company-level objectives. Company-level objectives may be modified throughout the year at the sole discretion of the Board of Directors of Committee, as necessary. Following the end of each fiscal year, the managers will evaluate the performance of each eligible employee in relation to individual performance objectives in order to determine the Performance Rating for each participant; provided, however that such evaluation in respect of the Chief Executive Officer shall be conducted by the Board of Directors. The Performance Rating will form the basis for determining the Individual Modifier described below.
Potential bonus awards are calculated as a percentage of the participant’s year-end annualized base salary.
A participant’s actual bonus award may vary above or below the targeted level based on the manager’s (or, in the case of the Chief Executive Officer, the Board of Director’s) evaluation of the participant’s performance in relation to his or her predetermined objectives. Each participant may receive from 0% to 150% of his or her target bonus amount. An individual modifier of 150% is considered exceptional and is unlikely to be earned regularly by any individual.
A participant’s actual bonus award may also vary above or below the targeted level based on the actual financial performance of the Company. A Corporate Modifier will be utilized to adjust a participant’s actual bonus award, up or down, based on the actual financial performance of the Company.
Method and Timing of Payment — U.S. Only
Bonus payments, if any, will be paid as soon as practicable after the fiscal year-end review and authorization of the payments by the Board of Directors or Committee. Notwithstanding the foregoing, if the payment of any award at the time specified herein would result in the adverse tax consequences described in Section 409A(a)(1) of the Internal Revenue Code (the “Code”) as a result of the recipient’s status as a “specified employee” (within the meaning of Section 409A of the Code), the time of such payment shall be automatically delayed to the minimum extent necessary so that Section 409A(a)(1) of the Code will not apply. The Company will withhold
The Plan document is the property of Advanced Energy Industries, Inc. and must be kept confidential at all times. Distribution and/or reproduction of the Plan outside the intended and approved use is strictly prohibited.

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federal income tax at the flat IRS supplemental wage rate plus applicable employment taxes and state taxes for bonus payments. For all benefits purposes such as Short-term Disability, Long-term Disability or Life Insurance, earnings and/or income is defined by the plan documents governing those plans. Incentive awards are considered eligible earnings for 401(k) contributions if the employee has previously elected a bonus deferral percentage.
Administration
The Board of Directors or Committee will be responsible for the administration of the Plan. The Board of Directors or Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. Any decision of the Board of Directors or Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.
General
The Company reserves the right to define Company performance and individual performance and to review, revise, amend, or terminate the Plan at any time without notice at its sole discretion. Only the Board of Directors has the ability to modify the Plan, and all modifications to the Plan must be in writing and approved by the Board of Directors. This Plan document supersedes any previous document you may have received.
The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company.
In the event of any conflict between a participant’s employment agreement with the Company and this Plan, the terms of the participant’s employment agreement will control.
The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supersede any and all prior communications between the Company and any employee with respect to the Plan.
The Plan document is the property of Advanced Energy Industries, Inc. and must be kept confidential at all times. Distribution and/or reproduction of the Plan outside the intended and approved use is strictly prohibited.

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